Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 23
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 23 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, and April 1, 2013 (the “Prospectus”).

You should read this Prospectus Supplement No. 23 together with the Prospectus.

This Prospectus Supplement No. 23 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on April 22, 2013.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 23 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 23 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 23 is May 3, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 16, 2013

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

As previously disclosed, as of December 27, 2011, Twin Cities Power Holdings, LLC (the “Company”) provided guarantees for future obligations of its wholly owned subsidiaries Twin Cities Power, LLC (“TCP”), Summit Energy, LLC (“SUM”), and Cygnus Energy Futures, LLC (“CEF”) as a condition precedent to the Company’s participation in the wholesale electricity market managed by PJM Interconnection (“PJM”). Pursuant to these three guarantees (the “2011 Guarantees”), the Company agreed to secure up to $700,000 for any payments, penalties or other amounts owed by each of TCP, SUM, and CEF, for a total of $2,100,000.

As of April 16, 2013, the Company terminated the 2011 Guarantees and executed new guarantees with PJM for each of TCP, SUM, and CEF (the “2013 Guarantees”). The 2013 Guarantees provide for an unconditional guarantee of all amounts owed to PJM by TCP, SUM, and CEF. The remaining terms of the 2013 Guarantees are identical to those of the 2011 Guarantees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2013	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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